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                                                                      Exhibit 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)

                       CALCULATION OF EARNINGS PER SHARE


                                   FOR THE SECOND FISCAL          FOR THE TWO FISCAL
                                     QUARTERS ENDED                 QUARTERS ENDED
                                   AUGUST 2,   AUGUST 3,        AUGUST 2,     AUGUST 3,
                                     1997        1996             1997          1996
-------------------------------  -------------------------    -------------------------
Net income .....................   $ 1,122      $ 2,234           $ 1,139       $ 1,841
                                                                  -------       -------
Weighted average shares ........     5,822        5,602             5,806         5,597
Dilutive options ...............       211          318               198           325
Effect of DM Associates stock...    (1,220)      (1,220)           (1,220)       (1,220)
                                   -------      -------           -------       -------
Total shares for EPS purposes...     4,813        4,700             4,784         4,702
---------------------------------------------------------------------------------------

Net income per share ...........   $   .23      $   .48           $  0.24       $  0.39
=======================================================================================






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